Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Long Term Incentive Plan, 2013 Stock Incentive Plan, 2009 Equity and Long Term Incentive Plan, as amended, and 1998 Employee, Director and Consultant Stock Option Plan, as amended, of PTC Therapeutics, Inc. of our report dated March 15, 2013 with respect to the financial statements of PTC Therapeutics, Inc. for the year ended December 31, 2012 included in the Registration Statement (Form S-1 No. 333-188657) and the related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metro Park, New Jersey

July 15, 2013